UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

January 25, 2016

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 25, 2016, Monro Muffler Brake, Inc. (the “Company”) entered into a new five-year, $600 million Senior Secured Revolving Credit Facility agreement with nine banks (the “Credit Facility”). Interest only is payable monthly throughout the Credit Facility’s term. The Credit Facility increases the Company’s current borrowing capacity by $350 million to $600 million and includes an accordion feature permitting the Company to request an increase in availability of up to an additional $100 million, an increase of $25 million from the prior financing agreement. The expanded facility bears interest at 75 to 175 basis points. The Credit Facility contains standard terms for a credit facility of this type, generally consistent with the terms of the Company’s prior credit facility, including covenants, events of default and acceleration provisions. A copy of the Credit Agreement is attached to this current report as Exhibit 10.18 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The Credit Facility replaces the Company’s previous amended and restated credit facility, as amended, which would have expired in December 2017.

Item 2.02	Results of Operations and Financial Condition.

On January 26, 2016, the Company issued a press release announcing its operating results for the third quarter ended December 26, 2015, as well as revised fiscal 2016 sale and diluted earnings per share outlook. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	The following is a list of exhibits furnished with this Current Report on Form 8-K:

Exhibit No.	Description

10.18	Credit Agreement, dated as of January 25, 2016.

99.1	Press release, dated January 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC.
(Registrant)

January 28, 2016	By:	/s/ Catherine D’Amico
Catherine D’Amico
Executive Vice President – Finance

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